News Release

Contact:

Steve Dale	H.D. McCullough	Judith T. Murphy
Media Relations	Investor Relations	Investor Relations
(612) 973-0898	(612) 973-2261	(612) 973-2264

U.S. BANCORP REPORTS EARNINGS FOR 2ND QUARTER 2002

EARNINGS SUMMARY				Table 1

($ in millions, except per-share data)				Percent Change
	2Q	1Q	2Q	2Q02 vs
	2002	2002	2001	1Q02

Before merger and restructuring-related items and cumulative effect of change in accounting principles*:
Operating earnings	$869.8	$841.6	$818.6	3.4
Earnings per common share (diluted)	0.45	0.44	0.43	2.3

Return on average common equity (%)	21.2	21.1	21.0
Return on average assets (%)	2.06	2.03	1.99
Efficiency ratio (%)	46.8	46.1	47.6

Net income	823.1	756.0	562.3	8.9
Earnings per common share (diluted)	0.43	0.39	0.29	10.3

Dividends declared per common share	0.195	0.195	0.1875	—
Book value per common share (period-end)	8.70	8.30	8.10	4.8
Net interest margin (%)	4.59	4.62	4.34

[Additional columns below]

[Continued from above table, first column(s) repeated]

EARNINGS SUMMARY				Table 1

($ in millions, except per-share data)	Percent Change
	2Q02 vs	YTD	YTD	Percent
	2Q01	2002	2001	Change

Before merger and restructuring-related items and cumulative effect of change in accounting principles*:
Operating earnings	6.3	$1,711.4	$1,615.9	5.9
Earnings per common share (diluted)	4.7	0.89	0.84	6.0

Return on average common equity (%)		21.1	21.0
Return on average assets (%)		2.05	1.99
Efficiency ratio (%)		46.5	49.1

Net income	46.4	1,579.1	972.4	62.4
Earnings per common share (diluted)	48.3	0.82	0.51	60.8

Dividends declared per common share	4.0	0.39	0.375	4.0
Book value per common share (period-end)	7.4
Net interest margin (%)		4.60	4.36

*	merger and restructuring-related items, net of taxes, totaled $(46.7) million in 2Q02; $(48.4) million in 1Q02, $(256.3) million in 2Q01, $(95.1) year-to-date 2002, and $(643.5) year-to-date 2001; cumulative effect of change in accounting principles totaled $(37.2) million in 1Q02 and year-to-date.

MINNEAPOLIS, July 16, 2002 – U.S. Bancorp (NYSE: USB) today reported operating earnings of $869.8 million for the second quarter of 2002, compared with $818.6 million for the second quarter of 2001. Operating earnings of $.45 per diluted share in the second quarter of 2002 were higher than the same period of 2001 by $.02 (4.7 percent). Return on average common equity and return on average assets, excluding merger and restructuring-related items, were 21.2 percent and 2.06 percent, respectively, in the second quarter of 2002, compared with returns of 21.0 percent and 1.99 percent in the second quarter of 2001.

     Including after-tax merger and restructuring-related items of $(46.7) million in the second quarter of 2002 and $(256.3) million the second quarter of 2001, the Company recorded net income for the

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

second quarter of 2002 of $823.1 million, or $.43 per diluted share, compared with $562.3 million, or $.29 per diluted share, for the same period of 2001.

     U.S. Bancorp President and Chief Executive Officer Jerry A. Grundhofer said, “I am very pleased with our second quarter operating results. We experienced solid core revenue growth over the same quarter of last year, and even more rewarding for me, core revenue growth of well over 14 percent annualized from the first quarter to the second quarter of 2002. We achieved this growth despite a challenging economy and having a significant amount of resources dedicated toward the successful completion of the integration of Firstar Corporation and the former U.S. Bancorp of Minneapolis. Eighty-five percent of our customers are now on common deposit systems and we are on-track to be at 100 percent by the end of the third quarter. I am very proud of the hard work and accomplishments of our employees—not only achieving outstanding revenue growth and flawlessly integrating the two companies, but for also embracing our Five Star Service Guarantee by continuing to deliver the high level of service that our customers have come to expect.”

     Total revenue, before merger and restructuring-related gains, on a taxable-equivalent basis for the second quarter of 2002 grew by $276.7 million (9.7 percent) over the second quarter of 2001, primarily due to improvement in the net interest margin, acquisitions and core banking growth, partially offset by the impact of portfolio sales in 2001 and capital markets-related revenue.

     Total noninterest expense, before merger and restructuring-related items, increased over the second quarter of 2001 by $106.9 million (8.0 percent), primarily reflecting the impact of acquisitions, core banking growth and impairment of mortgage servicing rights (“MSR”), partially offset by the impact to goodwill and other intangible expense with the required adoption of new accounting standards and cost savings from the Company’s on-going integration efforts.

     Provision for credit losses, before merger and restructuring-related items, for the second quarter of 2002 increased by $95.0 million (39.6 percent), from the second quarter of 2001, primarily reflecting higher net charge-offs and changes in the credit risk profile of the portfolio given the sluggish economic conditions.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

     Net charge-offs in the second quarter of 2002 were $330.5 million, compared with the first quarter of 2002 net charge-offs of $335.0 million and second quarter of 2001 net charge-offs of $240.3 million. Net charge-offs in the second quarter of 2002 reflected continuing weakness in the transportation, manufacturing, communications and technology sectors. Nonperforming assets increased from $1,110.8 million at March 31, 2002, to $1,147.7 million at June 30, 2002. The ratio of allowance for credit losses to nonperforming loans was 241 percent at June 30, 2002, compared with 250 percent at March 31, 2002.

     During the first quarter of 2002, the Company fully adopted new accounting standards with respect to accounting for business combinations (SFAS 141) and goodwill and other intangible assets (SFAS 142). Management anticipates that applying the provisions of SFAS 141 to recent acquisitions and the provisions of SFAS 142 to purchase acquisitions completed prior to July 1, 2001, will increase after-tax income for the year ending December 31, 2002, by approximately $200 million, or $.10 per diluted share. Additionally, the Company recognized an after-tax goodwill impairment charge of $37.2 million in the first quarter of 2002, primarily related to the purchase of a transportation leasing company in 1998 by the equipment leasing business. This charge was recognized as a “cumulative effect of change in accounting principles” in the income statement.

     On April 1, 2002, the Company completed its acquisition of Cleveland-based The Leader Mortgage Company, LLC (“Leader Mortgage”), a wholly-owned subsidiary of First Defiance Financial Corp., in a cash transaction. Leader Mortgage had $506 million in assets at December 31, 2001, and an $8.6 billion servicing portfolio. In 2001 it had $2.1 billion in mortgage production.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

INCOME STATEMENT HIGHLIGHTS				Table 2

(Taxable-equivalent basis, $ in millions,				Percent
except per-share data)				Change
	2Q	1Q	2Q	2Q02 vs
	2002	2002	2001	1Q02

Net interest income	$1,689.8	$1,670.4	$1,574.8	1.2
Noninterest income*	1,437.3	1,326.9	1,275.6	8.3

Total revenue	3,127.1	2,997.3	2,850.4	4.3
Noninterest expense*	1,448.8	1,362.6	1,341.9	6.3

Operating income before merger and restructuring- related items and cumulative effect of change in accounting principles	1,678.3	1,634.7	1,508.5	2.7
Provision for credit losses*	335.0	335.0	240.0	—

Income before taxes, merger and restructuring-related items and cumulative effect of change in accounting principles	1,343.3	1,299.7	1,268.5	3.4
Taxable-equivalent adjustment	9.0	9.1	16.8	(1.1)
Income taxes*	464.5	449.0	433.1	3.5

Income before merger and restructuring-related items and cumulative effect of change in accounting principles	869.8	841.6	818.6	3.4
Merger and restructuring-related items (after-tax)	(46.7)	(48.4)	(256.3)	nm
Cumulative effect of change in accounting principles (after-tax)	—	(37.2)	—	nm

Net income	$823.1	$756.0	$562.3	8.9

Per diluted common share:
Earnings, before merger and restructuring- related items and cumulative effect of change in accounting principles	$0.45	$0.44	$0.43	2.3

Net income	$0.43	$0.39	$0.29	10.3

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[Continued from above table, first column(s) repeated]

INCOME STATEMENT HIGHLIGHTS				Table 2

(Taxable-equivalent basis, $ in millions,	Percent
except per-share data)	Change
	2q02 vs	Ytd	Ytd	Percent
	2Q01	2002	2001	Change

Net interest income	7.3	$3,360.2	$3,139.1	7.0
Noninterest income*	12.7	2,764.2	2,686.3	2.9

Total revenue	9.7	6,124.4	5,825.4	5.1
Noninterest expense*	8.0	2,811.4	2,736.2	2.7

Operating income before merger and restructuring- related items and cumulative effect of change in accounting principles	11.3	3,313.0	3,089.2	7.2
Provision for credit losses*	39.6	670.0	605.8	10.6

Income before taxes, merger and restructuring-related items and cumulative effect of change in accounting principles	5.9	2,643.0	2,483.4	6.4
Taxable-equivalent adjustment	(46.4)	18.1	35.3	(48.7)
Income taxes*	7.3	913.5	832.2	9.8

Income before merger and restructuring-related items and cumulative effect of change in accounting principles	6.3	1,711.4	1,615.9	5.9
Merger and restructuring-related items (after-tax)	nm	(95.1)	(643.5)	nm
Cumulative effect of change in accounting principles (after-tax)	nm	(37.2)	—	nm

Net income	46.4	$1,579.1	$972.4	62.4

Per diluted common share:
Earnings, before merger and restructuring- related items and cumulative effect of change in accounting principles	4.7	$0.89	$0.84	6.0

Net income	48.3	$0.82	$0.51	60.8

*	Before effect of merger and restructuring-related items and cumulative effect of change in accounting principles

Net Interest Income

     Second quarter net interest income on a taxable-equivalent basis was $1,689.8 million, compared with $1,574.8 million recorded in the second quarter of 2001. Average earning assets for the period increased over the second quarter of 2001 by $2.4 billion (1.6 percent), primarily driven by increases in the investment portfolio, core retail loan growth and the impact of acquisitions, partially offset by a $1.0 billion reduction related to transfers of short-term, high credit quality, low margin commercial loans to Stellar Funding Group, Inc. (the “loan conduit”), a $616 million decline in residential mortgages and the securitization of a discontinued unsecured small business product in 2001.   The net interest margin in the second quarter of 2002 was 4.59 percent, compared with 4.62

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

percent in the first quarter of 2002 and 4.34 percent in the second quarter of 2001. The improvement in the net interest margin in the second quarter of 2002 over the second quarter of 2001 reflects the funding benefits of the declining rate environment, a more favorable funding mix and improving spreads due to product re-pricing dynamics and loan conduit transfers, partially offset by lower yields on the investment portfolio. Net interest income on a taxable-equivalent basis in the second quarter of 2002 was higher than the first quarter of 2002, primarily due to a $1.7 billion increase in average earning assets, driven by investment securities activities and the acquisition of Leader Mortgage, and day basis, which totaled $11.5 million, offset somewhat by a shift in funding mix toward longer term fixed-rate funding sources.

NET INTEREST INCOME				Table 3

(Taxable-equivalent basis; $ in millions)
				Change
	2Q	1Q	2Q	2Q02 vs
	2002	2002	2001	1Q02

Components of net interest income
Income on earning assets	$2,384.6	$2,371.7	$2,832.6	$12.9
Expenses on interest-bearing liabilities	694.8	701.3	1,257.8	(6.5)

Net interest income	$1,689.8	$1,670.4	$1,574.8	$19.4

Average yields and rates paid
Earning assets yield	6.47%	6.57%	7.81%	(0.10)%
Rate paid on interest-bearing liabilities	2.32	2.40	4.21	(0.08)

Gross interest margin	4.15%	4.17%	3.60%	(0.02)%

Net interest margin	4.59%	4.62%	4.34%	(0.03)%

Average balances
Investment securities	$28,016	$26,626	$21,257	$1,390
Loans	114,017	113,708	119,469	309
Earning assets	147,641	145,937	145,289	1,704
Interest-bearing liabilities	119,851	118,379	119,877	1,472
Net free funds*	27,790	27,558	25,412	232

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[Continued from above table, first column(s) repeated]

NET INTEREST INCOME				Table 3

(Taxable-equivalent basis; $ in
millions)
	Change
	2Q02 vs	YTD	YTD
	2Q01	2002	2001	Change

Components of net interest income
Income on earning assets	$(448.0)	$4,756.3	$5,860.1	$(1,103.8)
Expenses on interest-bearing liabilities	(563.0)	1,396.1	2,721.0	(1,324.9)

Net interest income	$115.0	$3,360.2	$3,139.1	$221.1

Average yields and rates paid
Earning assets yield	(1.34)%	6.52%	8.15%	(1.63)%
Rate paid on interest-bearing liabilities	(1.89)	2.36	4.59	(2.23)

Gross interest margin	0.55%	4.16%	3.56%	0.60%

Net interest margin	0.25%	4.60%	4.36%	0.24%

Average balances
Investment securities	$6,759	$27,325	$19,575	$7,750
Loans	(5,452)	113,866	120,613	(6,747)
Earning assets	2,352	146,797	144,581	2,216
Interest-bearing liabilities	(26)	119,119	119,471	(352)
Net free funds*	2,378	27,678	25,110	2,568

*	Represents noninterest-bearing deposits, allowance for credit losses, non-earning assets, other liabilities and equity

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

AVERAGE LOANS				Table 4

($ in millions)				Percent Change
	2Q	1Q	2Q	2Q02 vs
	2002	2002	2001	1Q02

Commercial	$38,826	$39,641	$45,632	(2.1)
Lease financing	5,601	5,740	5,865	(2.4)

Total commercial	44,427	45,381	51,497	(2.1)
Commercial mortgages	18,783	18,682	18,991	0.5
Construction and development	6,446	6,504	7,360	(0.9)

Total commercial real estate	25,229	25,186	26,351	0.2
Residential mortgages	8,194	7,962	8,810	2.9
Credit card	5,627	5,632	5,652	(0.1)
Retail leasing	5,337	5,042	4,465	5.9
Home equity and second mortgages	13,144	12,513	11,367	5.0
Other retail	12,059	11,992	11,327	0.6

Total retail	36,167	35,179	32,811	2.8
Total loans	$114,017	$113,708	$119,469	0.3

Total loans, excl. residential mortgages	$105,823	$105,746	$110,659	0.1

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AVERAGE LOANS				Table 4

($ in millions)	Percent Change
	2Q02 vs	YTD	YTD	Percent
	2Q01	2002	2001	Change

Commercial	(14.9)	$39,232	$46,215	(15.1)
Lease financing	(4.5)	5,670	5,817	(2.5)

Total commercial	(13.7)	44,902	52,032	(13.7)
Commercial mortgages	(1.1)	18,732	19,148	(2.2)
Construction and development	(12.4)	6,475	7,256	(10.8)

Total commercial real estate	(4.3)	25,207	26,404	(4.5)
Residential mortgages	(7.0)	8,078	9,023	(10.5)
Credit card	(0.4)	5,633	5,653	(0.4)
Retail leasing	19.5	5,190	4,379	18.5
Home equity and second mortgages	15.6	12,830	11,657	10.1
Other retail	6.5	12,026	11,465	4.9

Total retail	10.2	35,679	33,154	7.6
Total loans	(4.6)	$113,866	$120,613	(5.6)

Total loans, excl. residential mortgages	(4.4)	$105,788	$111,590	(5.2)

     Average loans for the second quarter of 2002 were $5.5 billion (4.6 percent) lower than the second quarter of 2001. Year-over-year loan growth was impacted by several management actions, including, the securitization of a discontinued unsecured small business product, branch divestitures, and transfers of short-term, high credit quality, low margin commercial loans to the loan conduit. On a core basis, average loans declined approximately $3.9 billion (3.2 percent) with growth in average retail loans more than offset by a decline in average residential mortgages, commercial and commercial real estate loans.

     Average loans for second quarter of 2002 were higher than the first quarter of 2002 by $309 million (.3 percent) reflecting growth in retail loans and the net run-off of commercial loans. Investment securities at June 30, 2002, were $9.6 billion higher than at June 30, 2001, and $5.9 billion higher than at March 31, 2002. Average investment securities for the second quarter of 2002

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

were $6.8 billion (31.8 percent) and $1.4 billion (5.2 percent) higher than the second quarter of 2001 and first quarter of 2002, respectively, reflecting the reinvestment of proceeds from loan sales and declines in commercial and commercial real estate loan balances. During the second quarter of 2002, the Company sold $2.4 billion of fixed-rate securities. A portion of the fixed-rate securities sold were replaced with floating-rate securities in conjunction with the Company’s interest rate risk management strategies.

AVERAGE DEPOSITS				Table 5

($ in millions)				Percent Change
	2Q	1Q	2Q	2Q02 vs
	2002	2002	2001	1Q02

Noninterest-bearing deposits	$27,267	$27,485	$24,512	(0.8)
Interest-bearing deposits
Interest checking	15,318	15,152	13,846	1.1
Money market accounts	24,384	24,797	25,020	(1.7)
Savings accounts	4,957	4,773	4,533	3.9

Savings products	44,659	44,722	43,399	(0.1)
Time certificates of deposit less than $100,000	19,653	20,464	23,933	(4.0)
Time deposits greater than $100,000	10,871	9,341	15,424	16.4

Total deposits	$102,450	$102,012	$107,268	0.4

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AVERAGE DEPOSITS				Table 5

($ in millions)	Percent Change
	2Q02 vs	YTD	YTD	Percent
	2Q01	2002	2001	Change

Noninterest-bearing deposits	11.2	$27,375	$24,054	13.8
Interest-bearing deposits
Interest checking	10.6	15,236	13,787	10.5
Money market accounts	(2.5)	24,589	24,635	(0.2)
Savings accounts	9.4	4,866	4,515	7.8

Savings products	2.9	44,691	42,937	4.1
Time certificates of deposit less than $100,000	(17.9)	20,056	24,629	(18.6)
Time deposits greater than $100,000	(29.5)	10,110	14,264	(29.1)

Total deposits	(4.5)	$102,232	$105,884	(3.4)

     Average noninterest-bearing deposits in the second quarter of 2002 were higher than the second quarter of 2001 by $2.8 billion (11.2 percent). Average interest-bearing deposits, however, declined by $7.6 billion (9.2 percent) from the second quarter of 2001. Growth in average savings products (2.9 percent) year-over-year was more than offset by reductions in the average balances of higher cost time certificates (17.9 percent) and time deposits greater than $100,000 (29.5 percent). The decline in time certificates and time deposits greater than $100,000 reflected funding decisions toward more favorably priced wholesale funding sources given the recent rate environment.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

NONINTEREST INCOME				Table 6

($ in millions)				Percent Change
	2Q	1Q	2Q	2Q02 vs
	2002	2002	2001	1Q02

Credit and debit card revenue	$131.2	$109.3	$118.8	20.0
Corporate payment products revenue	82.5	75.2	77.4	9.7
Merchant processing services	144.4	133.6	31.4	8.1
ATM processing services	33.5	30.9	33.0	8.4
Trust and investment management fees	234.9	224.3	228.0	4.7
Deposit service charges	170.2	152.6	176.7	11.5
Cash management fees	104.3	104.2	84.9	0.1
Mortgage banking revenue	75.4	52.0	57.0	45.0
Trading account profits and commissions	49.5	49.9	55.8	(0.8)
Investment products fees and commissions	107.4	111.1	114.2	(3.3)
Investment banking revenue	70.5	53.2	71.1	32.5
Commercial product revenue	127.0	118.9	105.0	6.8
Securities gains, net	30.6	44.1	31.3	(30.6)
Other	75.9	67.6	91.0	12.3

Subtotal	1,437.3	1,326.9	1,275.6	8.3
Merger and restructuring-related gains	—	—	62.2

Total noninterest income	$1,437.3	$1,326.9	$1,337.8

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NONINTEREST INCOME				Table 6

($ in millions)	Percent Change
	2Q02 vs	YTD	YTD	Percent
	2Q01	2002	2001	Change

Credit and debit card revenue	10.4	$240.5	$227.8	5.6
Corporate payment products revenue	6.6	157.7	156.2	1.0
Merchant processing services	nm	278.0	61.7	nm
ATM processing services	1.5	64.4	64.6	(0.3)
Trust and investment management fees	3.0	459.2	453.0	1.4
Deposit service charges	(3.7)	322.8	323.2	(0.1)
Cash management fees	22.9	208.5	161.7	28.9
Mortgage banking revenue	32.3	127.4	105.2	21.1
Trading account profits and commissions	(11.3)	99.4	127.7	(22.2)
Investment products fees and commissions	(6.0)	218.5	239.9	(8.9)
Investment banking revenue	(0.8)	123.7	131.3	(5.8)
Commercial product revenue	21.0	245.9	190.9	28.8
Securities gains, net	(2.2)	74.7	247.3	(69.8)
Other	(16.6)	143.5	195.8	(26.7)

Subtotal	12.7	2,764.2	2,686.3	2.9
Merger and restructuring-related gains		—	62.2

Total noninterest income		$2,764.2	$2,748.5

Noninterest Income

     Second quarter noninterest income, before merger and restructuring-related gains, was $1,437.3 million, an increase of $161.7 million (12.7 percent) from the same quarter of 2001, and a $110.4 million (8.3 percent) increase over the first quarter of 2002. The growth in noninterest income over the second quarter of 2001 was primarily driven by acquisitions, including NOVA Corporation (“NOVA”), Pacific Century Bank and Leader Mortgage, which contributed approximately $127.3 million of the favorable variance. Increases in revenue associated with the Company’s core banking products also contributed to the strong revenue growth over the same period of 2001. Credit and debit card revenue, corporate payment products revenue and ATM processing services were higher in the second quarter of 2002 than the second quarter of 2001 by $18.0 (7.9 percent), primarily reflecting

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

growth in card usage. Merchant processing services grew by $113.0 million year-over-year, primarily due to the acquisition of NOVA. Trust and investment management fees improved in the second quarter of 2002 relative to a year ago by $6.9 million (3.0 percent) primarily due to growth in new business. Cash management fees and commercial product revenue grew by $19.4 million (22.9 percent) and $22.0 million (21.0 percent), respectively, in the second quarter of 2002 over the same period of 2001. The increase in cash management fees and commercial product revenue was primarily driven by growth in core business, loan conduit activities and product enhancements. In addition to the impact of Leader Mortgage, mortgage banking revenue increased in the second quarter of 2002 compared with the second quarter of 2001, primarily due to gains on the sale of servicing rights of $5.9 million. Offsetting these favorable variances were declines in capital markets-related revenue of $13.7 million (5.7 percent), reflecting softness in the equity capital markets, and a decrease in deposit service charges of $6.5 million (3.7 percent) from the same period of 2001.

        Noninterest income increased in the second quarter of 2002 by $110.4 million (8.3 percent) over the first quarter of 2002. Leader Mortgage contributed approximately $14.0 million to the growth in revenue, while gains on the sale of securities declined by approximately the same amount. The Company experienced strong growth in the second quarter of 2002 over the first quarter of 2002 in credit and debit card revenue (20.0 percent), as well as corporate payment products revenue (9.7 percent) and merchant processing services (8.1 percent), which were driven by higher sales/charge volumes. Trust and investment management fees increased 4.7 percent due, in part, to seasonal tax filing services in the second quarter of 2002. Deposit service charges increased 11.5 percent relative to the first quarter of 2002, while cash management fees were essentially unchanged. The growth in deposit service charges was primarily due to seasonality and revenue enhancement initiatives. In addition to the acquisition of Leader Mortgage, mortgage banking revenue increased in the second quarter of 2002 over the first quarter of 2002 due to higher gains on the sale of servicing rights. Capital markets-related revenues increased $13.2 million (6.2 percent) from the first quarter of 2002, while commercial product revenue increased $8.1 million (6.8 percent) over the same time period.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

NONINTEREST EXPENSE				Table 7

($ in millions)				Percent Change
	2Q	1Q	2Q	2Q02 vs
	2002	2002	2001	1Q02

Salaries	$607.6	$588.3	$570.5	3.3
Employee benefits	91.1	96.4	90.7	(5.5)
Net occupancy	101.8	100.1	101.4	1.7
Furniture and equipment	77.0	76.9	74.9	0.1
Capitalized software	37.7	38.4	33.2	(1.8)
Communication	44.1	45.7	50.3	(3.5)
Postage	44.4	46.6	43.8	(4.7)
Goodwill	—	—	58.6	nm
Other intangible assets	104.7	80.2	54.0	30.5
Other	340.4	290.0	264.5	17.4

Subtotal	1,448.8	1,362.6	1,341.9	6.3
Merger and restructuring-related	71.6	74.2	252.8
charges

Total noninterest expense	$1,520.4	$1,436.8	$1,594.7

[Additional columns below]

[Continued from above table, first column(s) repeated]

NONINTEREST EXPENSE				Table 7

($ in millions)	Percent Change
	2Q02 vs	YTD	YTD	Percent
	2Q01	2002	2001	Change

Salaries	6.5	$1,195.9	$1,161.0	3.0
Employee benefits	0.4	187.5	198.8	(5.7)
Net occupancy	0.4	201.9	211.5	(4.5)
Furniture and equipment	2.8	153.9	151.8	1.4
Capitalized software	13.6	76.1	63.3	20.2
Communication	(12.3)	89.8	89.0	0.9
Postage	1.4	91.0	90.7	0.3
Goodwill	nm	—	126.4	nm
Other intangible assets	93.9	184.9	100.6	83.8
Other	28.7	630.4	543.1	16.1

Subtotal	8.0	2,811.4	2,736.2	2.7
Merger and restructuring-related		145.8	657.0
charges

Total noninterest expense		$2,957.2	$3,393.2

Noninterest Expense

     Second quarter noninterest expense, before merger and restructuring-related charges, totaled $1,448.8 million, an increase of $106.9 million (8.0 percent) over the second quarter of 2001. The increase in expense year-over-year was primarily due to the impact of recent acquisitions, including NOVA, Pacific Century and Leader Mortgage, which accounted for approximately $113.5 million of the increase. In addition, the second quarter of 2002 included $14.3 million of MSR impairment and higher expenses due to core banking growth. Offsetting the increases in expense were the Company’s on-going integration activities and the impact of adopting new accounting standards related to business combinations and the amortization of intangibles.

     Second quarter of 2002 noninterest expense, before merger and restructuring-related charges, was higher than the first quarter of 2002 by $86.2 million (6.3 percent). The unfavorable variance was primarily due to higher expenses related to capital markets activities, growth in payment processing, the acquisition of Leader Mortgage and a $14.3 million mortgage servicing rights impairment

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

recorded in the second quarter of 2002, in addition to seasonally higher operating expenses, including legal and professional, travel and entertainment and marketing and public relations.

SIGNIFICANT ITEMS - MERGER AND RESTRUCTURING					Table 8

($ in millions)		Timing

	Current	Actual	Estimated	Actual	Actual
Summary of Charges	Estimate	2001	2002	1Q02	2Q02

Firstar/U.S. Bancorp
Severance and employee-related	$268.8	$268.2	$0.6	($6.7)	$2.2
Systems conversions and integration	390.0	208.1	171.7	57.6	64.9
Asset write-downs and lease terminations	244.3	130.4	103.9	14.8	17.4
Charitable foundation	76.0	76.0	—	—	—
Balance sheet restructurings	428.9	457.6	(28.7)	(3.8)	(24.9)
Branch sale gain	(62.2)	(62.2)	—	—	—
Branch consolidations	20.0	20.0	—	—	—
Other merger-related charges	72.5	69.1	3.4	2.5	0.9

Total Firstar/U.S. Bancorp*	1,438.3	1,167.2	250.9	64.4	60.5

NOVA	70.3	1.6	48.4	5.4	8.6
U.S. Bancorp Piper Jaffray restructuring	50.7	50.7	—	—	—
Other acquisitions, net	63.2	46.9	16.3	4.4	2.5

Total merger and restructuring	$1,622.5	$1,266.4	$315.6	$74.2	$71.6

*	Originally estimated to be $800 million

     Earnings in the second quarter of 2002 included pre-tax net merger and restructuring-related items of $71.6 million. The total merger and restructuring-related items included $60.5 million of net expense associated with the Firstar/U.S. Bancorp merger. In addition, $11.1 million of expense was included in the second quarter of 2002 for NOVA and other smaller acquisitions.

     The $60.5 million of merger and restructuring-related items associated with the Firstar/U.S. Bancorp merger in the second quarter of 2002 was primarily related to systems conversions and integration and asset write-downs and lease terminations. Offsetting a portion of these costs were asset gains on the sale of a non-strategic investment in a sub-prime mortgage lending business.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

ALLOWANCE FOR CREDIT LOSSES					Table 9

($ in millions)	2Q 2002	1Q 2002	4Q 2001	3Q 2001	2Q 2001

Balance, beginning of period	$2,461.5	$2,457.3	$2,458.0	$1,715.7	$1,729.1

Net charge-offs
Commercial	110.6	120.5	65.4	307.2	75.5
Lease financing	35.2	32.1	7.1	78.2	9.1

Total commercial	145.8	152.6	72.5	385.4	84.6
Commercial mortgages	6.0	8.8	5.2	6.9	(0.2)
Construction and development	0.4	1.9	5.1	3.4	2.5

Total commercial real estate	6.4	10.7	10.3	10.3	2.3
Residential mortgages	3.9	2.7	2.5	3.6	3.3
Credit card	73.4	67.0	72.9	71.5	68.5
Retail leasing	8.3	10.5	9.4	7.1	7.0
Home equity and second mortgage	25.3	26.1	35.0	19.6	18.7
Other retail	67.4	65.4	63.2	65.8	55.9

Total retail	174.4	169.0	180.5	164.0	150.1

Total net charge-offs	330.5	335.0	265.8	563.3	240.3

Provision for credit losses
Operating basis	335.0	335.0	265.8	1,275.0	240.0
Merger-related	—	—	—	14.3	201.3

Total provision for credit losses	335.0	335.0	265.8	1,289.3	441.3

Losses from loan sales/transfers	—	—	—	(1.3)	(214.4)
Acquisitions and other changes	0.4	4.2	(0.7)	17.6	—

Balance, end of period	$2,466.4	$2,461.5	$2,457.3	$2,458.0	$1,715.7

Net charge-offs to average loans (%)	1.16	1.19	0.92	1.90	0.81

Allowance for credit losses to period-end loans (%)	2.15	2.15	2.15	2.15	1.45

Credit Quality

     The allowance for credit losses was $2,466.4 million at June 30, 2002, compared with the allowance for credit losses of $2,461.5 million at March 31, 2002. The ratio of allowance for credit losses to nonperforming loans was 241 percent at June 30, 2002, compared with 250 percent at March 31, 2002. The ratio of allowance for credit losses to period-end loans was 2.15 percent at June 30, 2002, equal to the ratio at March 31, 2002. Total net charge-offs in the second quarter of 2002 were $330.5 million, compared with the first quarter of 2002 net charge-offs of $335.0 million and the second quarter of 2001 net charge-offs of $240.3 million.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

     Commercial and commercial real estate loan net charge-offs were $152.2 million for the second quarter of 2002, or .88 percent of average loans outstanding, compared with $163.3 million, or .94 percent of average loans outstanding, in the first quarter of 2002.

     Retail loan net charge-offs of $174.4 million in the second quarter of 2002 were higher than the first quarter of 2002 by $5.4 million (3.2 percent) and $24.3 million (16.2 percent) higher than the second quarter of 2001. The increase in retail loan net charge-offs in the second quarter of 2002 from the first quarter of 2002 was primarily due to seasonal increases in credit card and other retail loan net charge-offs. Retail loan net charge-offs as a percent of average loans outstanding were 1.93 percent in the second quarter of 2002, compared with 1.95 percent and 1.83 percent in the first quarter of 2002 and second quarter of 2001, respectively.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

CREDIT RATIOS					Table 10

	2Q	1Q	4Q	3Q	2Q
	2002	2002	2001	2001	2001

Net charge-offs ratios*
Commercial	1.14	1.23	0.64	2.79	0.66
Lease financing	2.52	2.27	0.48	5.24	0.62
Total commercial	1.32	1.36	0.62	3.08	0.66

Commercial mortgages	0.13	0.19	0.11	0.14	—
Construction and development	0.02	0.12	0.30	0.19	0.14
Total commercial real estate	0.10	0.17	0.16	0.16	0.04

Residential mortgages	0.19	0.14	0.13	0.17	0.15

Credit card	5.23	4.82	5.16	4.97	4.86
Retail leasing	0.62	0.84	0.77	0.61	0.63
Home equity and second mortgages	0.77	0.85	1.15	0.67	0.66
Other retail	2.24	2.21	2.15	2.27	1.98
Total retail	1.93	1.95	2.10	1.95	1.83

Total net charge-offs	1.16	1.19	0.92	1.90	0.81

Delinquent loan ratios - 90 days or more past due**
Commercial	1.79	1.70	1.71	1.76	1.79
Commercial real estate	0.85	0.70	0.68	0.88	0.66
Residential mortgages	1.64	1.65	1.79	1.62	1.53
Retail	0.74	0.89	1.03	0.92	0.86

*	annualized and calculated on average loan balances

**	ratios include nonperforming loans and are expressed as a percent of ending loan balances

     The level of net charge-offs in the second quarter of 2002 reflects current economic conditions and continued weakness in the transportation, manufacturing, communications and technology sectors. Net charge-offs are expected to remain at elevated levels but are expected to trend lower by the end of the year.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

ASSET QUALITY					Table 11

($ in millions)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2002	2002	2001	2001	2001

Nonperforming loans
Commercial	$549.9	$529.9	$526.6	$580.8	$724.1
Lease financing	202.0	203.2	180.8	136.6	126.4

Total commercial	751.9	733.1	707.4	717.4	850.5
Commercial mortgages	133.6	121.4	131.3	124.7	114.4
Construction and development	43.4	32.3	35.9	55.5	37.3

Commercial real estate	177.0	153.7	167.2	180.2	151.7
Residential mortgages	62.0	63.7	79.1	76.7	67.7
Retail	34.3	32.6	47.6	37.0	30.0

Total nonperforming loans	1,025.2	983.1	1,001.3	1,011.3	1,099.9

Other real estate	49.8	42.6	43.8	55.4	52.7
Other nonperforming assets	72.7	85.1	74.9	65.7	62.5

Total nonperforming assets*	$1,147.7	$1,110.8	$1,120.0	$1,132.4	$1,215.1

Accruing loans 90 days past due	$392.6	$426.8	$462.9	$483.8	$395.9

Allowance to nonperforming loans (%)	241	250	245	243	156
Allowance to nonperforming assets (%)	215	222	219	217	141
Nonperforming assets to loans plus ORE (%)	1.00	0.97	0.98	0.99	1.02

*	does not include accruing loans 90 days past due

     Nonperforming assets at June 30, 2002, totaled $1,147.7 million, compared with $1,110.8 million at March 31, 2002, and $1,215.1 million at June 30, 2001. The ratio of nonperforming assets to loans and other real estate was 1.00 percent at June 30, 2002, compared with .97 percent at March 31, 2002, and 1.02 percent at June 30, 2001. Nonperforming assets are expected to remain at elevated levels for the remainder of the year and are expected to increase in the third quarter of 2002. The Company does not expect to see a significant reduction in the level of nonperforming assets until the economy rebounds.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

CAPITAL POSITION					Table 12

($ in millions)	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2002	2002	2001	2001	2001

Total shareholders’ equity	$16,650	$15,892	$16,461	$16,817	$15,456
Tier 1 capital	12,628	12,246	12,488	11,802	12,860
Total risk-based capital	19,937	19,722	19,148	18,687	18,066

Common equity to assets	9.6%	9.6%	9.6%	10.0%	9.4%
Tangible common equity to assets	5.7	5.8	5.7	5.9	6.6
Tier 1 capital ratio	7.9	7.7	7.7	7.2	8.0
Total risk-based capital ratio	12.5	12.4	11.7	11.5	11.2
Leverage ratio	7.8	7.6	7.7	7.4	8.0

     Total shareholder’s equity was $16,650 billion at June 30, 2002, compared with $15,456 billion at June 30, 2001. The increase was the result of corporate earnings, including merger and restructuring-related items and cumulative effect of change in accounting principles, offset by dividends, share buybacks and acquisitions.

     Tangible common equity to assets was 5.7 percent at June 30, 2002, compared with 5.8 percent at March 31, 2002, and 6.6 percent at June 30, 2001. The tier 1 capital ratio was 7.9 percent at June 30, 2002, compared with 7.7 percent at March 31, 2002, and 8.0 percent at June 30, 2001. The total risk-based capital ratio was 12.5 percent at June 30, 2002, compared with 12.4 percent at March 31, 2002, and 11.2 percent at June 30, 2001. The improvement in the total risk-based capital ratio in the second quarter of 2002 primarily reflects changes in the mix of investment securities in addition to the issuance of “trust preferred” securities in both the second and fourth quarters of 2001. The leverage ratio was 7.8 percent at June 30, 2002, compared with 7.6 percent at March 31, 2002, and 8.0 percent at June 30, 2001. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

COMMON SHARES					Table 13

(Millions)	2Q	1Q	4Q	3Q	2Q
	2002	2002	2001	2001	2001

Beginning shares outstanding	1,915.1	1,951.7	1,969.0	1,907.6	1,905.3
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	3.9	3.4	1.1	62.7	2.3
Shares repurchased	(4.8)	(40.0)	(18.4)	(1.3)	—

Ending shares outstanding	1,914.2	1,915.1	1,951.7	1,969.0	1,907.6

     On December 18, 2001, the board of directors of U.S. Bancorp approved an authorization to repurchase 100 million shares of outstanding common stock over the next 24 months. During the second quarter of 2002, the Company repurchased 4.8 million shares of common stock related to this authorization.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

LINE OF BUSINESS FINANCIAL PERFORMANCE*					Table 14

($ in millions)
	Operating Earnings**			Percent Change

	2Q	1Q	2Q	2Q02 vs	2Q02 vs
Business Line	2002	2002	2001	1Q02	2Q01

Wholesale Banking	$378.9	$392.8	$399.6	(3.5)	(5.2)
Consumer Banking	397.2	338.5	387.4	17.3	2.5
Private Client, Trust and Asset Management	119.2	113.5	119.9	5.0	(0.6)
Payment Services	169.3	143.6	112.0	17.9	51.2
Capital Markets	10.8	14.4	19.7	(25.0)	(45.2)
Treasury and Corporate Support	(205.6)	(161.2)	(220.0)	(27.5)	6.5

Consolidated Company***	$869.8	$841.6	$818.6	3.4	6.3

[Additional columns below]

[Continued from above table, first column(s) repeated]

LINE OF BUSINESS FINANCIAL PERFORMANCE*				Table 14

($ in millions)
				2Q 2002
	YTD	YTD	Percent	Earnings
Business Line	2002	2001	Change	Composition

Wholesale Banking	$771.7	$580.6	32.9	44%
Consumer Banking	735.7	736.0	—	46
Private Client, Trust and Asset Management	232.7	223.5	4.1	14
Payment Services	312.9	245.0	27.7	19
Capital Markets	25.2	42.5	(40.7)	1
Treasury and Corporate Support	(366.8)	(211.7)	(73.3)	(24)

Consolidated Company***	$1,711.4	$1,615.9	5.9	100%

*	preliminary data

**	earnings before merger and restructuring-related items and cumulative effect of change in accounting principles

***	securities gains equaled $30.6 million in 2Q02, $44.1 million in 1Q02, $31.3 million in 2Q01, $74.7 million year-to-date 2002, and $247.3 year-to-date 2001 and were substantially incurred in Treasury and Corporate Support

Lines of Business

     Within the Company, financial performance is measured by major lines of business which include: Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, Capital Markets, and Treasury and Corporate Support. Business line results are derived from the Company’s business unit profitability reporting systems. Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. All results for 2002 and 2001 have been restated to present consistent methodologies for all business lines.

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $378.9 million of the Company’s operating earnings in the second quarter of 2002, a 5.2 percent decrease from the same period of 2001 and a 3.5 percent decline from the first quarter of 2002. The reduction in Wholesale Banking’s second quarter 2002 contribution to operating earnings from the second quarter of 2001 was the result of lower net revenue and higher noninterest expense, offset slightly by a

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

favorable variance in the provision for credit losses. Total net revenue in the second quarter of 2002 was lower than the second quarter of 2001 by 3.4 percent, with a favorable variance in noninterest income (18.3 percent) more than offset by a decrease in net interest income (9.7 percent). The reduction in net interest income was primarily due to lower average loans outstanding (14.3 percent), partially offset by an increase in average deposits (13.0 percent) and a higher net interest margin. The transfer of short-term, high credit quality, low margin commercial loans to the loan conduit contributed $1.0 billion of the unfavorable variance in average loans outstanding year-over-year. Partially offsetting the decline in net interest income was an increase in noninterest income year-over-year, which was driven by cash management fees and commercial product revenue. Noninterest expense increased by 10.8 percent in the second quarter of 2002 over the second quarter of 2001, primarily due to asset write-downs related to the equipment finance business. Wholesale Banking’s provision for credit losses improved by $2.5 million (9.2 percent) in the second quarter of 2002 over the same period of 2001, primarily due to a reduction in loans outstanding and an improvement in the overall credit risk profile of the business line’s loan portfolio. The reduction in Wholesale Banking’s contribution to operating earnings in the second quarter of 2002 from the first quarter of 2002 was the result of essentially flat net revenue and unfavorable variances in noninterest expense (15.2 percent), driven by equipment finance losses, and provision for credit losses (25.3 percent).

     Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telesales, on-line services, direct mail and automated teller machines (“ATMs”). It encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking also includes the residential mortgage portfolio. Consumer Banking contributed $397.2 million of the Company’s operating income in the second quarter of 2002, a 2.5 percent increase over the same period of 2001, and a 17.3 percent increase over the first quarter of 2002. The increase in Consumer Banking’s second quarter 2002 contribution to operating earnings over the second quarter of 2001 was the result of a slight increase in net revenue (.9 percent) and a favorable variance in provision for credit losses (17.1 percent), partially offset by an increase in noninterest expense (2.2 percent). Although net interest income was flat compared with the same period of 2001, noninterest income rose by 3.1 percent. The growth in noninterest income was due to increases in mortgage banking revenue, cash management fees, securities gains, and investment products fees and commissions, offset by decreases in deposit

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

service charges, trust and investment management fees and other revenue. The increase in mortgage banking revenue can be attributed to the acquisition of Leader Mortgage and higher gains on the sale of servicing rights. Noninterest expense in the second quarter of 2002 was higher than the second quarter of 2001 (2.2 percent), primarily due to the acquisition of Leader Mortgage and MSR impairment. The provision for credit losses was lower by $15.1 million (17.1 percent) in the second quarter of 2002 than the same period of 2001, primarily due to a reduction in charge-offs and an improvement in the portfolio’s overall credit risk profile. The increase in Consumer Banking’s contribution to operating earnings in the second quarter of 2002 over the first quarter of 2002 was the result of higher net revenue and a lower provision for credit losses, partially offset by an increase in noninterest expense.

     Private Client, Trust and Asset Management provides mutual fund processing services, trust, private banking and financial advisory services through four businesses, including: the Private Client Group, Corporate Trust, Institutional Trust and Custody, and Mutual Fund Services, LLC. The business segment also offers investment management services to several client segments including mutual funds, institutional customers, and private asset management. Private Client, Trust and Asset Management contributed $119.2 million of the Company’s operating income in the second quarter of 2002, a .6 percent decrease from the same period of 2001 and a 5.0 percent increase over the first quarter of 2002. The slight decrease in the business line’s contribution to operating earnings in the second quarter of 2002 from the second quarter of 2001 was the result of favorable variances in net revenue (1.9 percent) and provision for credit losses (45.0 percent), offset by an increase in noninterest expense (8.0 percent). Growth in net interest income (3.7 percent) in the second quarter of 2002 over the second quarter of 2001 was primarily driven by growth in average loans outstanding (7.8 percent). Noninterest income rose by 1.3 percent over the same period of 2001, due to an increase in trust and investment management fees. Noninterest expense was higher in the second quarter of 2002 than the same quarter of 2001, primarily due to a favorable loss recovery in the second quarter of 2001. Provision for credit losses was lower by $1.8 million (45.0 percent) in the second quarter of 2002 than the same period of 2001 due to lower net charge-offs. The increase in the business line’s contribution to operating earnings in the second quarter of 2002 over the first quarter of 2002 was the result of higher net revenue, lower provision for credit losses, and a slight decrease in noninterest expense.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

     Payment Services includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $169.3 million of the Company’s operating income in the second quarter of 2002, a 51.2 percent increase over the same period of 2001 and a 17.9 percent increase over the first quarter of 2002. The increase in Payment Services’ contribution to operating earnings in the second quarter of 2002 over the second quarter of 2001 was the result of higher net revenue (36.4 percent) and lower provision for credit losses (17.0 percent), offset by higher noninterest expense (74.3 percent). The growth in net revenue year-over-year was primarily due to the acquisition of NOVA, which contributed approximately $111.1 million to net revenue in the second quarter of 2002. In addition, credit and debit card revenue, corporate payment products revenue and ATM processing services increased in total by $18.0 million in the second quarter of 2002 over the same period of 2001. Noninterest expense grew by $85.4 million in the second quarter of 2002 over the second quarter of 2001, primarily due to the acquisition of NOVA. The year-over-year reduction in provision for credit losses (17.0 percent) was primarily due to an improvement in the portfolio’s overall credit risk profile. The increase in Payment Services’ contribution to operating earnings in the second quarter of 2002 over the first quarter of 2002 was the result of higher net revenue, driven by improving sales volume, slightly lower provision for credit losses, and a slight decrease in noninterest expense.

     Capital Markets engages in equity and fixed income trading activities, offers investment banking and underwriting services for corporate and public sector customers and provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally-based businesses through a network of brokerage offices. Capital Markets contributed $10.8 million of the Company’s operating income in the second quarter of 2002, a 45.2 percent decline from the second quarter of 2001 and a 25.0 percent decrease from the first quarter of 2002. The decrease in Capital Market’s contribution to operating earnings in the second quarter of 2002 from the second quarter of 2001 was the result of a decline in net revenue (12.7 percent), partially offset by a favorable variance in noninterest expense (7.5 percent). The unfavorable variance in net revenue in the second quarter of 2002 to the same period of 2001 was primarily due to lower trading, investment products fees and commissions and investment banking revenues. The decrease in Capital Market’s contribution to operating earnings in the second quarter of 2002 from the first quarter of 2002 was the result of higher net revenue (10.7 percent) that was more than offset by growth in noninterest expense (16.0 percent).

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances, and the change in residual allocations associated with the provision for credit losses. It also includes business activities managed on a corporate basis, including income and expense of enterprise-wide operations and administrative support functions. Treasury and Corporate Support recorded an operating loss of $(205.6) million in the second quarter of 2002, compared with operating losses of $(220.0) million in the second quarter of 2001 and $(161.2) million in the first quarter of 2002. The slight reduction in the operating loss year-over-year was the net result of a $148.0 million increase in net interest income, offset by a $136.6 million increase in the residual allocation of the provision for credit losses. The decrease in the business line’s contribution to operating earnings in the second quarter of 2002 from the first quarter of 2002 was the result of lower net revenue (3.6 percent), higher noninterest expense (6.5 percent) and an unfavorable variance in provision for credit losses (28.2 percent).

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at www.usbank.com or by calling Investor Relations at 612-973-2264.

VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER DAVID M. MOFFETT WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, JULY 16, 2002, AT 2: 00 p.m. (CDT). To access the conference call, please dial 800-233-2795 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-832-1077. For those unable to participate during the live call, a recording of the call will be available from 5:00 p.m. (CDT) on Tuesday, July 16, 2002 through 11:00 p.m. (CDT) on Tuesday, July 23, 2002. To access the recorded message dial 800-283-8217. If calling from outside the United States, please dial 402-220-0868.

     Minneapolis-based U.S. Bancorp (“USB”), with $173 billion in assets, is the 8th largest financial services holding company in the United States. The company operates 2,131 banking offices and 4,818 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, and trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of Firstar Bank and U.S. Bank. Visit U.S. Bancorp on the web at www.usbank.com and Firstar Bank at www.firstar.com.

U.S. Bancorp Reports Second Quarter 2002 Results
July 16, 2002

Forward-Looking Statements

     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, projected earnings growth, anticipated future expenses and revenue, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) the Company could encounter unforeseen complications in connection with the ongoing integration of the products, operations and information systems of Firstar Corporation with the former U.S. Bancorp that could adversely affect the Company’s operations or customer relationships; (iii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iv) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (v) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (vi) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vii) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (viii) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; and (ix) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp
CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended		Six Months Ended

(Dollars and Shares in Millions, Except Per Share Data)	June 30,	June 30,	June 30,	June 30,

(Unaudited)	2002	2001	2002	2001

Interest Income
Loans	$1,936.9	$2,426.7	$3,868.8	$5,077.8
Loans held for sale	36.6	25.9	75.8	42.5
Investment securities
Taxable	346.1	287.8	693.9	541.1
Non-taxable	11.7	27.8	24.9	59.0
Money market investments	2.2	7.4	5.5	16.3
Trading securities	9.4	14.1	17.6	30.0
Other interest income	32.7	26.1	51.7	58.1

Total interest income	2,375.6	2,815.8	4,738.2	5,824.8

Interest Expense
Deposits	375.8	783.0	771.3	1,666.7
Short-term borrowings	68.3	124.4	147.2	310.6
Long-term debt	197.9	315.0	371.0	680.7
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company	52.8	35.4	106.6	63.0

Total interest expense	694.8	1,257.8	1,396.1	2,721.0

Net interest income	1,680.8	1,558.0	3,342.1	3,103.8
Provision for credit losses	335.0	441.3	670.0	973.7

Net interest income after provision for credit losses	1,345.8	1,116.7	2,672.1	2,130.1

Noninterest Income
Credit and debit card revenue	131.2	118.8	240.5	227.8
Corporate payment products revenue	82.5	77.4	157.7	156.2
Merchant processing services	144.4	31.4	278.0	61.7
ATM processing services	33.5	33.0	64.4	64.6
Trust and investment management fees	234.9	228.0	459.2	453.0
Deposit service charges	170.2	176.7	322.8	323.2
Cash management fees	104.3	84.9	208.5	161.7
Mortgage banking revenue	75.4	57.0	127.4	105.2
Trading account profits and commissions	49.5	55.8	99.4	127.7
Investment products fees and commissions	107.4	114.2	218.5	239.9
Investment banking revenue	70.5	71.1	123.7	131.3
Commercial product revenue	127.0	105.0	245.9	190.9
Securities gains, net	30.6	31.3	74.7	247.3
Merger and restructuring-related gains	—	62.2	—	62.2
Other	75.9	91.0	143.5	195.8

Total noninterest income	1,437.3	1,337.8	2,764.2	2,748.5

Noninterest Expense
Salaries	607.6	570.5	1,195.9	1,161.0
Employee benefits	91.1	90.7	187.5	198.8
Net occupancy	101.8	101.4	201.9	211.5
Furniture and equipment	77.0	74.9	153.9	151.8
Capitalized software	37.7	33.2	76.1	63.3
Communication	44.1	50.3	89.8	89.0
Postage	44.4	43.8	91.0	90.7
Goodwill	—	58.6	—	126.4
Other intangible assets	104.7	54.0	184.9	100.6
Merger and restructuring-related charges	71.6	252.8	145.8	657.0
Other	340.4	264.5	630.4	543.1

Total noninterest expense	1,520.4	1,594.7	2,957.2	3,393.2

Income before income taxes and cumulative effect of change in accounting principles	1,262.7	859.8	2,479.1	1,485.4
Applicable income taxes	439.6	297.5	862.8	513.0

Income before cumulative effect of change in accounting principles	823.1	562.3	1,616.3	972.4
Cumulative effect of change in accounting principles	—	—	(37.2)	—

Net income	$823.1	$562.3	$1,579.1	$972.4

Earnings Per Share
Income before cumulative effect of change in accounting principles	$.43	$.30	$.84	$.51
Cumulative effect of change in accounting principles	—	—	(.02)	—

Net income	$.43	$.30	$.82	$.51

Diluted Earnings Per Share
Income before cumulative effect of change in accounting principles	$.43	$.29	$.84	$.51
Cumulative effect of change in accounting principles	—	—	(.02)	—

Net income	$.43	$.29	$.82	$.51

Average common shares	1,913.2	1,905.3	1,916.5	1,903.2
Average diluted common shares	1,926.9	1,917.2	1,928.5	1,916.4

U.S. Bancorp
CONSOLIDATED ENDING BALANCE SHEET

	June 30,	December 31,	June 30,
(Dollars in Millions)	2002	2001	2001

Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$7,531	$9,120	$7,032
Money market investments	1,113	625	1,045
Trading account securities	703	982	805
Investment securities
Held-to-maturity	290	299	271
Available-for-sale	30,384	26,309	20,813
Loans held for sale	1,930	2,820	2,400
Loans
Commercial	44,491	46,330	50,489
Commercial real estate	25,300	25,373	26,125
Residential mortgages	8,107	7,829	8,694
Retail	36,672	34,873	33,204

Total loans	114,570	114,405	118,512
Less allowance for credit losses	2,466	2,457	1,716

Net loans	112,104	111,948	116,796
Premises and equipment	1,718	1,741	1,746
Customers’ liability on acceptances	157	178	151
Goodwill	5,442	5,459	3,937
Other intangible assets	2,176	1,953	1,265
Other assets	9,408	9,956	8,895

Total assets	$172,956	$171,390	$165,156

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$31,272	$31,212	$26,122
Interest-bearing	63,172	65,447	66,084
Time deposits greater than $100,000	10,612	8,560	14,738

Total deposits	105,056	105,219	106,944
Short-term borrowings	9,156	14,670	11,712
Long-term debt	33,008	25,716	23,725
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company	2,894	2,826	2,039
Acceptances outstanding	157	178	151
Other liabilities	6,035	6,320	5,129

Total liabilities	156,306	154,929	149,700
Shareholders’ equity
Common stock	20	20	19
Capital surplus	4,875	4,906	3,534
Retained earnings	12,756	11,918	11,916
Treasury stock	(1,341)	(478)	(26)
Other comprehensive income	340	95	13

Total shareholders’ equity	16,650	16,461	15,456

Total liabilities and shareholders’ equity	$172,956	$171,390	$165,156